Exhibit 99.1
FOR IMMEDIATE RELEASE
For Further Information Contact:

Kay Jackson	James Grant
Senior Director, Corporate Communications	Senior Director,
817-415-3300	Investor Relations
817-415-7833

Jim Friendly
Director, Investor Relations
817-415-2909

L. Clay Adams, Jr.
WestWind Capital Partners
678-538-9926
RADIOSHACK CORPORATION SELLS FORT WORTH
HEADQUARTERS CAMPUS
Company to Lease Back Campus Facility from KanAm Grund
Fort Worth, Texas—December 20, 2005 —RadioShack Corporation (NYSE: RSH) announced today that it has sold its Fort Worth Riverfront Campus headquarters to German based KanAm Grund Kapitalanlagegesellschaft mbH, for its open-ended real estate fund KanAm grundinvest Fonds. The company also signed a 20-year lease with renewal options for an additional 20 years. KanAm was advised by Atlanta-based Westwind Capital Partners.
RadioShack will use the proceeds of the sale to repay short-term borrowing used to partially finance an overnight share repurchase transaction for 20 million shares. In August when the company announced its overnight share repurchase, it also announced its intent to find a viable real estate partner for a sale-lease back agreement.
“This financial transaction allows us to recoup our investment in the campus and redistribute capital to our shareholders,” said David Barnes, senior vice president and chief financial officer for RadioShack Corporation. “We’re pleased that we found a prestigious partner such as KanAm Grund, and we’re looking forward to developing a long-term relationship with our new landlord. The terms of this sale provide us with the flexibility we need to expand our business for decades to come.”

In 2004, RadioShack moved from the Tandy Center, a high-rise office environment, to a campus-style facility. The decision to relocate its headquarters was based on financial and cultural objectives. Barnes said the company wanted to reduce operating expenses while improving workplace efficiency and fostering a more collaborative corporate culture that encourages teamwork.
“The cost of operating our campus facility is less than operating the Tandy Center,” said Barnes. “The sale of the campus enables us to enhance shareholder value and focus on our core business which is heavily driven by wireless. With our upcoming transition to Cingular Wireless, we will be partnering with the nation’s largest wireless company. This new agreement, along with our other operating initiatives, gives us confidence in RadioShack’s future business prospects.”
Riverfront Campus: A Unique Development In An Urban Environment
The RadioShack Riverfront Campus opened in October 2004 and expanded the northern boundaries of Fort Worth’s central business district. It also currently serves as a catalyst for development around the Trinity River Vision, a master-planned redevelopment of the Trinity River that combines expansive urban revitalization with flood protection.
The uniqueness of a corporate campus in an urban setting has led to many design and construction awards including:
•	Design Excellence Award for the International Interior Design Association -Texas/Oklahoma Chapter

•	2004 Project of the Year for the American General Contractors Association

•	Best Real Estate Deal 2004 by the Dallas Business Journal.
In Europe, KanAm Grund has developed an expertise with sale and lease back transactions, where KanAm Grund has invested in trophy properties (mostly headquarters) leased to prestigious tenants such as Dexia Banque (Paris, France); Scor (La Défense, France); Deutsche Bank (London, GB); and ING Bank (The Hague and Rotterdam, Netherlands).
“These transactions have helped us to understand the needs of large single tenants in buildings or campuses they have often built and/or occupied for many years and to which they have made a long term commitment,” said Carmen Reschke, managing director for KanAm Grund.
“In addition, the quality of this award-winning trophy asset and the length of the lease with the associated steadily increasing cash flow from a credit tenant will nicely complement the portfolio of the KanAm grundinvest Fonds,” she added.

RadioShack Corporation’s commitment to Fort Worth goes back to 1919 when the company was founded as a family leather business. In 1963, Charles Tandy purchased RadioShack, a fledgling nine-store Boston chain of electronic stores and grew it into one of the largest consumer electronics retailers in the United States. The company has played a major role in the economic development of Fort Worth through its business and philanthropic endeavors. Today, it is one of the top five employers in Fort Worth and Tarrant County.
About KanAm Grund Kapitalanlagegesellschaft mbH
In November 2001, KanAm Grund Kapitalanlagegesellschaft mbH launched its first open-ended real estate fund, KanAm grundinvest Fonds. Out of the universe of open-ended real estate funds in Germany it was voted Fund of the Year by investment magazine “€uro” for each of the years 2002, 2003 and 2004 delivering the best performance to its investors. The fund’s equity volume is above 3 billion Euros and invested in major European and US 24-hour cities. Additionally, as the first open-ended real estate fund denominated in U.S. dollars to be authorized in Germany, the KanAm US-grundinvest Fonds, was launched in May 2003 and has an equity volume of over 600 million dollars. KanAm Grund’s US portfolio (for both the KanAm grundinvest and KanAm US-grundinvest Fonds) is composed of ten trophy-quality office real estate and two regional mall assets in top markets across the U.S.
About RadioShack Corporation
Fort Worth, Texas-based RadioShack Corporation (NYSE: RSH) is one of the nation’s most trusted consumer electronics specialty retailers and a growing provider of a variety of retail support services. The company operates through a vast network of sales channels, including: nearly 7,000 company and dealer stores; over 100 RadioShack locations in Mexico; and more than 700 wireless kiosks. RadioShack’s knowledgeable and helpful sales associates deliver convenient product and service solutions within an estimated five minutes of where 94 percent of all Americans either live or work. For more information on RadioShack Corporation, visit www.RadioShackCorporation.com. To learn more about RadioShack products and services or to purchase items online, visit www.RadioShack.com.
About Westwind Capital Partners
WestWind Capital Partners is a privately held real estate investment firm that specializes in acquiring, financing and asset managing class A office and retail properties in primary North American markets. WestWind Capital Partners provides real estate investment advisory services to institutional and private foreign investors including the KanAm Group, a leading manager of German open-end and closed-end funds. Since 2000, WestWind has acquired on behalf of its investors in excess of $4 billion of real estate investments comprising in excess of 12 million square feet.